Exhibit 5.1
May 11, 2011
Gryphon Gold Corporation
810-1130 West Pender Street
Vancouver, B.C. Canada V6E 4A4

Re:	Registration Statement on Form S-1/A, filed March 11, 2011
Ladies and Gentlemen:
     We have acted as Nevada counsel to Gryphon Gold Corporation, a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 80,500,000 Shares of the Company’s common Shares, par value $0.001 per share (the “Shares”) as further described in a registration statement on Form S-1/A filed with the Securities Exchange Commission on May 11, 2011 (“Registration Statement”).
     In connection with the opinions rendered in this letter we have examined the following documents:
a.	Copies of the following Articles of Incorporation and amendments thereto filed in the office of the Nevada Secretary of State, as follows:
i.	Articles of Incorporation of the Company filed on April 24, 2003;

ii.	Certificate of Amendment to Articles of Incorporation for the Company filed on August 11, 2005; and

iii.	Certificate of Amendment to Articles of Incorporation for the Company filed on December 10, 2009.
b.	The Company’s Second Amended and Restated Bylaws;

Gryphon Gold Corporation
May 11, 2011

c.	Certificate of Existence for the Company issued by the Nevada Secretary of State on May 10, 2011;

d.	The Registration Statement, including the Prospectus constituting a part thereof;

e.	Unanimous Written Consent of the Board of Directors of the Company dated January 20, 2011, approving the Registration Statement and the issuance and sale of the Shares, creating a Pricing Committee of Directors Marvin Kaiser and Terence Cryan, delegating the Board’s powers to determine the number of shares to be allotted and issued by the Company and the purchase price thereof, and matters related thereto (the “Resolutions”); and

f.	Gryphon Gold Corporation Officer’s Certificate dated May 10, 2011, executed by Lisanna Lewis, Vice President, Treasurer and Secretary of the Company (the “Officer’s Certificate”).
     In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.
     Based on the foregoing, we are of the opinion that, under Nevada law, (i) when the Pricing Committee duly determines the numbers of shares to be sold pursuant to the Registration Statement, (ii) the Pricing Committee duly determines the purchase price at which those shares will be issued and sold, and (iii) a pricing prospectus to the Registration Statement has been filed with the Securities and Exchange Commission, the Shares will have been duly authorized and reserved for issuance and, upon issuance, delivery and payment therefor in accordance with the terms of the Registration Statement, as amended, will be duly authorized, validly issued, fully paid and nonassessable.
     Our opinions expressed above are limited to all applicable Nevada law, including the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting that law.

Gryphon Gold Corporation
May 11, 2011

     The foregoing opinion is being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent. However, we hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus as originally filed or as subsequently amended or supplemented constituting a part of the Registration Statement under the heading “Legal Matters”,
JPF:jan